CUSIP No. 500434303

SCHEDULE 13D

Exhibit 1

FORWARD SALE AGREEMENT

ING Capital LLC
1325 Avenue of the Americas
New York, New York

March 7, 2005

Mercury Targeted Securities Fund LP
100 Field Point Road
Greenwich, Connecticut 06830

Ladies and Gentlemen:

     Subject to the terms and conditions set forth in this letter agreement (this “Agreement”), ING Capital LLC, acting as investment manager on behalf of ING Middenbank Curacao N.V. (collectively, the “Seller”), will sell, and Mercury Targeted Securities Fund LP (and/or certain affiliates thereof) (the “Purchaser”) will purchase, 300,000 shares (as adjusted pursuant to section 4 below) of the common stock (the “Shares”) of California Coastal Communities, Inc. (the “Company”), on any date (to be chosen by the Seller in its sole and absolute discretion) no earlier than (x) the Seller’s and the Purchaser’s receipt of the Company Consent (as defined in Section 3 below) and no later than (y) June 30, 2005 (such date, the “Trade Date”) for the Purchase Price (as defined below). The Seller shall notify the Purchaser in writing of the Trade Date no later than two (2) business days prior thereto.

     In consideration of the foregoing, each party hereto agrees as follows:

     1. Purchase Price. The gross aggregate purchase price (the “Purchase Price”) for all of the Shares shall be equal to:

X multiplied by Y

where X equals the volume weighted average (rounded to four decimal places) of the daily sale prices for the shares of Company’s common stock for the five consecutive trading days on which such shares are actually traded and quoted on the Nasdaq National Market System, or such other exchange or market on which the Company’s common stock is then listed, (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by the Seller) ending at the close of trading on the most recent date prior to the Trade Date on which such exchange or market is open (such price, the “Price Per Share”), and where Y equals the number of Shares to be sold hereunder (which shall be 300,000 adjusted, as applicable, pursuant to section 4 below; such number of Shares sold hereunder, the “Trade Amount”); provided however, that if the Price Per Share computed hereunder is less than $22.00 (the “Lower Boundary”) then the Lower Boundary shall be deemed to be the Price Per Share and if the Price Per Share computed hereunder is greater than $28.00 (the “Upper Boundary”) then the Upper Boundary shall be deemed to be the Price Per Share.

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     2. Delivery and Payment. Delivery to the Purchaser of the Shares and payment to the Seller for the Shares shall be made at 10:00 a.m., New York City time, on the date not later than the date that is five business days following the Trade Date (the “Closing Date”) at such place as Seller shall designate. The Closing Date and the location of delivery of and payment for the Shares may be varied by agreement between Seller and the Purchaser. Certificates for the Shares shall be registered in “street” name and issued in denominations equal to the Trade Amount. Such certificates shall be made available to Purchaser for inspection not later than 10:00 a.m., New York City time, on the business day immediately prior to the Closing Date. Certificates in definitive form evidencing the Shares shall be delivered to the Purchaser on the Closing Date with any transfer taxes thereon duly paid by the Seller, for the account of the Purchaser, against payment to the Seller of the Purchase Price therefor by wire transfer of Federal or other funds immediately available in New York City, or to the extent the Shares are to be delivered pursuant to the electronic book-entry system of the Depository Trust Company, delivery of the Shares will be made in compliance with the applicable procedures thereof.

     3. Termination Rights.

     a. At any time prior to the Trade Date (except as otherwise set forth in section 3a(i) below), the Seller may terminate this Agreement if the Seller:

     (i) in its sole discretion, no later than five (5) calendar days after the Company files its annual report on Form 10-K for the fiscal year ended December 31, 2004 with the United States Securities and Exchange Commission (the “SEC”), determines that there exists material information concerning the Company, its subsidiaries, assets and/or its operations that has not been disclosed to the public; or

     (ii) receives a notice from the Company that the sale of any or all of the Shares contemplated hereunder is or would be in violation of any prohibitions contained in Articles Fifth and Sixth of the Company’s Amended and Restated Certificate of Incorporation (including any amendments or restatements thereto) (the “Applicable Articles”) (it being agreed that a copy of such notice shall be promptly transmitted to the Purchaser); or

     (iii) fails to receive, on or prior to June 30, 2005, the consent of the Company (the “Company Consent”) to the transaction contemplated hereby as required pursuant to the Applicable Articles.

     b. At any time prior to the Trade Date, the Purchaser may terminate this Agreement if the Purchaser:

     (i) receives a notice from the Company that the sale of any or all of the Shares contemplated hereunder is or would be in violation of any prohibitions contained in Articles Fifth and Sixth of the Company’s Amended and Restated Certificate of Incorporation (including any amendments or restatements thereto) (it being agreed that a copy of such notice shall be promptly transmitted to the Seller); or

     (ii) fails to receive, on or prior to June 30, 2005, the Company Consent.

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SCHEDULE 13D

Other than as set forth in this Section 3, this Agreement may not be terminated for any reason without the express written consent of both the Seller and the Purchaser.

     4. Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, Etc. In case at any time after the date hereof until the Trade Date (a) the Company shall consolidate with or merge into any other Person (defined below) and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) the Company shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Stock represented by the Shares shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (c) the Company shall transfer all or substantially all of its properties or assets to any other Person or (d) the Company shall effect a capital reorganization or reclassification of its Common Stock represented by the Shares or the Company shall in any manner subdivide, split, reverse split or combine the outstanding shares of Common Stock of the Company, then, and in the case of each such transaction, the number and kind of securities to be sold hereunder shall be adjusted so as to result in the Purchaser purchasing securities, and the Seller receiving cash consideration, equal in value to that which would have been received by each such party had such transaction or event not occurred. For purposes of this Agreement, “Person” means an individual, trust, estate, partnership, limited liability company, corporation, joint venture, association or any other entity, domestic or foreign.

     5. No Rights as a Stockholder. Nothing contained in this Agreement shall be construed as conferring upon the Purchaser any rights as a stockholder of the Company (including, but not limited to, the right to vote the Shares or to receive dividends (in cash or kind) thereon) until the purchase contemplated hereunder has been consummated or as imposing any liabilities on the stockholders of the Company (other than the Seller as set forth herein), whether such obligations or liabilities are asserted by the Company or by creditors of the Company.

     6. Representations and Warranties of the Parties.

     a. Representations and Warranties of Each Party. Each party hereto represents and warrants to, and agrees with, the other parties hereto as of the date hereof and as of the Closing Date as follows:

     (i) Organization. Such party is an entity, duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, as the case may be.

     (ii) Authorization of Transaction. Such party has the power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All corporate actions or proceedings to be taken by or on the part of such party to authorize and permit the due execution and valid delivery by such party of this Agreement and the instruments required to be duly executed and validly delivered by such party pursuant hereto, the performance by such party of its obligations hereunder, and the consummation by such party of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and validly delivered by such party, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy,

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reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general equitable principles.

     b. Representations and Warranties of the Seller. The Seller hereby represents and warrants, and agrees with, the Purchaser, as of the date hereof and as of the Closing Date as follows:

     (i) Lawful Owner of Shares. The Seller is the lawful owner of the Shares to be sold by the Seller pursuant to this Agreement and has, and on the Closing Date will have, good and marketable title to such Shares, free of all restrictions on transfer (other than any restrictions arising pursuant to applicable securities laws), liens, encumbrances, security interests, equities and claims whatsoever.

     (ii) Title to Shares. Upon delivery of and payment for the Shares to be sold by the Seller pursuant to this Agreement, good and marketable title to such Shares will pass to the Purchaser, free of all restrictions on transfer (other than as may arise under applicable securities laws), liens, encumbrances, security interests, equities and claims whatsoever.

     (iii) Exchange Act Reports. As of the date hereof, the Seller has no reason to believe that any of the Company’s reports filed with the SEC since December 31, 2003 (the “Exchange Act Reports”) pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) failed to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder (as of the date such Exchange Act Reports were filed) and/or (ii) on the date such report was filed with the SEC, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein not misleading.

     (iv) Noncontravention. The execution, delivery and performance of this Agreement by the Seller, the compliance by the Seller with all the provisions hereof and the consummation of the transactions contemplated hereby will not (A) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency, (B) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or bylaws of the Seller, (C) conflict with or constitute a breach of any of the terms or provisions of, or a default under, any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Seller is a party or by which the Seller is bound or (D) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Seller.

     (v) Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     c. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants, and agrees with, the Seller, as of the date hereof and as of the Closing Date as follows:

     (i) Noncontravention. The execution, delivery and performance of this Agreement by the Purchaser, the compliance by the Purchaser with all the provisions

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SCHEDULE 13D

hereof and the consummation of the transactions contemplated hereby will not (A) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency, (B) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter or bylaws of the Purchaser, (C) conflict with or constitute a breach of any of the terms or provisions of, or a default under, any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or (D) violate or conflict with any applicable law or any rule, regulation, judgment, order or decree of any court or any governmental body or agency having jurisdiction over the Purchaser.

     (ii) Brokers’ Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     7. No Reliance. The Purchaser acknowledges that the Seller may be deemed to be an affiliate of the Company (as such term is defined in Rule 12b-2 under the Exchange Act). The Purchaser further acknowledges that the Purchaser has been advised that the Seller and the Company may have confidential information concerning the Company’s business and affairs which is not public and may be considered material, including but not limited to information relating to various alternatives, financial, strategic or otherwise, for the Company (including, but not limited to, the sale or other disposition of all or a portion of the equity or assets (including, but not limited to, real property) of the Company, one or more of the Company’s subsidiaries, a refinancing of all or a portion of the Company’s existing indebtedness, or the purchase, in the open market, in private transactions, through tender offers or otherwise, of all or a portion of the outstanding common stock, and/or any other of the Company’s outstanding securities). Recognizing the foregoing, the Purchaser does not request, desire or require the Company or the Seller to disclose any information and specifically requests the Company and the Seller not to disclose any such information relating the Shares or otherwise.

     8. Investigation. The Purchaser has conducted its own investigation, to the extent that the Purchaser has determined necessary or desirable, in connection with its purchase of the Shares and has determined to enter into and complete such transaction based on, among other things, such investigation.

     9. Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and is sophisticated in matters relating to the valuation of securities and the purchase and sale of securities. The Purchaser is purchasing the Shares for its own account without a present view to distribution. The Purchaser acknowledges that the Shares may contain legends restricting their transfer and that the Purchaser may be required to hold the Shares for an indeterminate time and such Shares may only be sold in compliance with all applicable securities laws.

     10. Waivers and Releases.

     a. In further consideration for the sale of the Shares, the Seller, on behalf of itself and its heirs, executors, administrators, devisees, trustees, partners, directors, officers, shareholders, employees, consultants, representatives, predecessors, principals, agents, parents, associates, affiliates, divisions, subsidiaries, attorneys, accountants, successors, successors-in-interest and assignees (collectively, the “Releasing Persons”), hereby waives

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SCHEDULE 13D

and releases, to the fullest extent permitted by law, any and all claims, rights and causes of action, whether known or unknown (collectively, the “Claims”), that any of the Releasing Persons had, has or may have against (i) the Purchaser, (ii) the Company, (iii) any of the Purchaser’s or the Company’s respective current or former parents, shareholders, affiliates, subsidiaries, divisions, predecessors or assigns, or (iv) any of the Purchaser’s, the Company’s or such other persons’ or entities’ current or former officers, directors, employees, consultants, spouses, heirs, estates, executors, attorneys, auditors and associates and members of their immediate families (collectively, the “Released Persons”) relating to or arising out of the purchase and sale of the Shares contemplated by this Agreement, except for Claims arising out of the breach by the Purchaser of any representations, warranties or covenants contained herein.

     b. In consideration for the foregoing, each of the Purchaser and the Company hereby waive and release, to the fullest extent permitted by law, any and all Claims that it had, has or may have against (i) the Seller, (ii) any of the Seller’s current or former parents, shareholders, affiliates, subsidiaries, divisions, predecessors or assigns, or (iii) any of the Seller’s or such other persons’ or entities’ current or former officers, directors, employees, consultants, spouses, heirs, estates, executors, attorneys, auditors and associates and members of their immediate families, arising out of or relating to (x) the transactions pursuant to which the Seller originally purchased the Shares, (y) the nondisclosure of any information, or (z) the purchase and sale of the Shares contemplated by this Agreement, except for Claims arising out of the breach by Seller of any representations, warranties or covenants contained herein.

     11. Miscellaneous.

          a. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

          b. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same document.

          c. Notices. All Notices given pursuant to any provision of this Agreement shall be addressed as follows:

(i)	if to Purchaser, to:

Mercury Targeted Securities Fund LP 100 Field Point Road Greenwich, Connecticut 06830 Attn: Malcolm F. MacLean IV

with a required copy to:

Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110 Attn: Victor J. Paci, Esq.

(ii)	if to the Seller, to

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SCHEDULE 13D

ING Capital LLC 1325 Avenue of the Americas New York, New York Attn: Geoffrey W. Arens

with a required copy to:

Rivkin Radler, LLP 926 EAB Plaza Uniondale, New York 11556-0926 Attn: Robert G. Frucht, Esq.

or in any case to such other address as the person to be notified may have requested in writing.

     d. Assignment. Neither party hereto shall transfer or assign all or any portion of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld in the non-assigning party’s sole discretion.

     e. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     f. Amendment; Waiver. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Seller and the Purchaser.

     g. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     h. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     i. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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     j. Injunctive Relief. In the event of a breach or threatened breach by any party to this Agreement, each party to this Agreement hereby agrees any such breach or threatened breach will result in irreparable harm to the non-breaching party and that the non-breaching party to this Agreement shall be entitled, without posting a bond, to an injunction restraining the party or parties involved in the breach or threatened breach from any such conduct or to specific performance of the terms hereof. Nothing herein shall be construed as prohibiting the exercise of any other available remedy for such breach or threatened breach, including the recovery of damages.

     k. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.

     l. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

     If this letter agreement correctly sets forth your understanding of our agreement, please sign in the appropriate space below.

ING Capital LLC (acting as investment manager on behalf of ING Middenbank Curacao N.V.)

By:	/s/ Geoffrey W. Arens

Name: Geoffrey W. Arens Title: Managing Director

AGREED TO AND ACCEPTED:

Mercury Targeted Securities Fund LP

By:	/s/ David R. Jarvis

Name: David R. Jarvis Title: Managing Member